COMMUNITY TRUST BANCORP, INC.

346 North Mayo Trail
Pikeville, Kentucky 41501

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 27, 2004

    The Annual Meeting of Shareholders of Community Trust Bancorp, Inc. will be held at Community Trust Bank, Inc., 346 North Mayo Trail, Pikeville, Kentucky, on Tuesday, April 27, 2004 at 10:00 a.m. EDT for the following purposes:

    1.  To elect a Board of eight Directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualify.

    2.  To ratify and approve the appointment of Deloitte & Touche LLP as the Corporation's Independent Certified Public Accountants for the fiscal year ending December 31, 2004.

    3.  To transact such other business as may properly come before the meeting or any adjournment thereof.

    Only those holders of stock of record at the close of business on February 29, 2004 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

    The Proxy Statement describing matters to be considered at the Annual Meeting is attached to this notice.

    We hope you will attend the meeting and vote your shares in person.

By Order of the Board of Directors

/s/ Burlin Coleman	/s/ Jean R. Hale

Burlin Coleman Chairman	Jean R. Hale Vice Chairman, President and CEO

Pikeville, Kentucky
March 26, 2004

IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE U.S. IN THE EVENT YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON AT ANY TIME BEFORE YOUR PROXY IS EXERCISED.

Community Trust Bancorp, Inc.
346 North Mayo Trail
Pikeville, Kentucky 41501

PROXY STATEMENT

Annual Meeting of Shareholders
to be held April 27, 2004

INTRODUCTION

    This Proxy Statement and accompanying proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Community Trust Bancorp, Inc. (the "Corporation") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Tuesday, April 27, 2004, at 10:00 a.m. (EDT), at Community Trust Bank, Inc., 346 North Mayo Trail, Pikeville, Kentucky, and any adjournments thereof. A copy of the Corporation's 2003 Annual Report to Shareholders accompanies this Proxy Statement.

    The cost of solicitation of proxies will be borne by the Corporation. In addition to the use of the mail, proxies may be solicited in person, by telephone and other means of communication by directors, officers, and other employees of the Corporation, none of whom will receive additional compensation for such services. The Corporation will also request brokerage houses, custodians and nominees to forward soliciting materials to the beneficial owners of stock held of record by them, and will pay the reasonable expenses of such persons for forwarding such materials. This Proxy Statement and the accompanying proxy are first being mailed or given to shareholders of the Corporation on or about March 31, 2004.

RECORD DATE AND VOTING SECURITIES

    The Common Stock of the Corporation ("Common Stock") is the only class of outstanding voting securities. Only holders of Common Stock of record at the close of business on February 29, 2004 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the Record Date, there were 13,485,713 shares of Common Stock outstanding. With respect to the election of directors, shareholders have cumulative voting rights. Accordingly, each shareholder will have the right to cast as many votes in the aggregate as equals the number of shares of Common Stock held by the shareholder multiplied by the number of directors to be elected at the Annual Meeting. Each shareholder may cast all of his or her votes for one candidate, or distribute such votes among two or more candidates. Shareholders will be entitled to one vote for each share of Common Stock held of record on the Record Date with regard to any other matters that properly come before the Annual Meeting or any adjournment thereof.

    Each proxy, unless the shareholder otherwise specifies, will be voted in favor of the election of the eight nominees for director named herein. Where a shareholder has appropriately specified how the proxy is to be voted, it will be voted accordingly. As to any other matter which may properly be brought before the Annual Meeting or any adjournment thereof, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the proxy. A shareholder may revoke his or her proxy at any time prior to its exercise. Revocation may be effected by written notice to the Corporation, by a subsequently dated proxy received by the Corporation, by oral revocation in person at the Annual Meeting or any adjournment thereof, or by voting in person at the Annual Meeting or any adjournment thereof.

    A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the Annual Meeting. Abstentions will be treated as present for purposes of determining a quorum, but as unvoted shares for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to such matter.

PRINCIPAL SHAREHOLDERS

    The following table sets forth information as to each shareholder known by the Corporation to beneficially own more than five percent of the Common Stock as of the Record Date.

Beneficial Owners	Amount and Nature	Percent
Name and Address	of Beneficial Ownership	of Class

Community Trust and Investment Company	1,388,568 (1)	10.3%
as Fiduciary
100 East Vine St., Suite 400
Lexington, Kentucky 40507

(1) The shares indicated are held by Community Trust and Investment Company, a subsidiary of the Corporation, in fiduciary capacities as trustee, executor, agent, or otherwise. Of the shares indicated, Community Trust and Investment Company has sole voting rights with respect to 300,220 shares and no voting rights with respect to 1,088,348 shares. Community Trust and Investment Company has shared investment power with respect to 76,799 shares and sole investment power with respect to 200,840 shares.

ELECTION OF DIRECTORS

    The Corporation's directors are elected at each annual meeting of the shareholders and hold office until the next election of directors or until their successors are duly elected and qualify. The persons named below, all of whom currently serve as directors of the Corporation, have been nominated for election to serve until the 2005 Annual Meeting of Shareholders. The following table sets forth certain information respecting the persons nominated to be directors of the Corporation as of the Record Date:

				Amount and
	Positions			Nature of
	And	Director	Principal	Beneficial		Percent
Name and Age (1)	Offices*	Since	Occupation (2)	Ownership (3)		of Class

Charles J. Baird; 54	Director	1987	Shareholder, Baird and Baird, P.S.C.	69,063	(5)	(4)

Burlin Coleman; 74	Chairman of the Board of Directors	1980	Chairman of the Board of Directors, Community Trust Bancorp, Inc.	658,048	(6)	4.9%

Nick A. Cooley; 70	Director	1980	President, Unit Coal Corporation	54,222		(4)

William A. Graham, Jr.; 67	Director	1990	Chairman of the Advisory Board, Flemingsburg Market, Community Trust Bank, Inc.	126,091		(4)

Jean R. Hale; 57	Vice Chairman, President and CEO	1993	Vice Chairman, President and CEO, Community Trust Bancorp, Inc.	159,925	(7)	1.2%

M. Lynn Parrish; 54	Director	1993	Chairman, Knott Floyd Land Co., Inc.	94,047	(8)	(4)

Ernest M. Rogers; 76	Director	1980	President and General Manager, Rogers Petroleum Services, Inc.	76,614	(9)	(4)

Dr. James R. Ramsey; 55	Director	2003	President, University of Louisville	0		(4)

	All directors and executive officers as a group			1,238,010	(10)	9.2%
	(18 in number, including the above named individuals)

*Burlin Coleman and Jean R. Hale are also directors of Community Trust Bank, Inc. and Community Trust and Investment Company.

(1)   The ages listed are as of February 29, 2004.

(2)   Each of the nominees has been engaged in the principal occupation specified above for five years or more, except Jean R. Hale and Dr. James R. Ramsey. Ms. Hale was promoted from President and CEO of Community Trust Bank, Inc. to President and CEO of Community Trust Bancorp, Inc. in July 1999 and to Vice Chairman of the Board in April 2001. Dr. Ramsey has been President of the University of Louisville since November 2002. From August 1999 until November 2002, Dr. Ramsey served as Senior Executive of the University of Louisville, and from July 1998 through July 1999, he served as Vice Chancelor for Finance and Administration at the University of North Carolina at Chapel Hill. In addition, from August 1999 through November 2002, Dr. Ramsey served in various positions with the Commonwealth of Kentucky, including State Budget Director, Senior Policy Advisor, and Interim Commissioner of the Office of New Economy.

(3)   Under the rules of the Securities and Exchange Commission, a person is deemed to beneficially own a security if the person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to beneficially own any shares which that person has the right to acquire beneficial ownership within sixty days. Shares of Common Stock subject to options exercisable within sixty days are deemed outstanding for computing the percentage of class of the person holding such options but are not deemed outstanding for computing the percentage of class for any other person. Unless otherwise indicated, the named persons have sole voting and investment power with respect to shares held by them.

(4)   Less than 1 percent.

(5)   Includes 10,499 shares held as trustee under various trust agreements established by Mr. Baird’s mother, Florane J. Baird, for her grandchildren.

(6)   Includes the following shares beneficially owned by Burlin Coleman: 517,671 shares held in trust over which Mr. Coleman has sole voting and investment power; 139,177 shares held in a custodial IRA which Mr. Coleman has the power to vote. Excludes 14,122 shares held by Mr. Coleman's wife, over which Mr. Coleman has no voting or investment power.

(7)   Includes 55,306 shares which Ms. Hale may acquire pursuant to options exercisable within sixty days of the Record Date and 39,102 shares held in the KSOP (the Corporation's combination of Employee Stock Ownership and 401K Plans) which Ms. Hale has the power to vote.

(8)   Includes 94,047 shares beneficially owned by Mr. Parrish held in MLP Limited Partnership over which Mr. Parrish has sole voting and investment power and excludes 964 shares held by Mr. Parrish's son over which Mr. Parrish has no voting or investment power.

(9)   Excludes 15,081 shares held by Mr. Rogers' wife, over which Mr. Rogers has no voting or investment power.

(10) Includes 113,525 shares which may be acquired by all directors and executive officers as a group pursuant to options exercisable within sixty days of the Record Date.

    Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote for the election of each of the nominees listed above. All nominees have indicated a willingness to serve and the Corporation does not anticipate that any of the above nominees will decline or be unable to serve if elected as a director. However, in the event that one or more of such nominees is unable, unwilling or unavailable to serve, the persons named in the proxy shall have authority, according to their judgment, to vote for such substitute nominees as they, after consultation with the Corporation's Board of Directors, shall determine. If considered desirable, cumulative voting will be exercised by the persons named in the proxy to elect as many of such nominees as possible.

    The Nominating and Corporate Governance Committee assists the Board in identifying qualified persons to serve as directors of the Corporation. The Committee will evaluate proposed director nominees, including incumbent directors prior to recommending renomination. The Nominating and Corporate Governance Committee selects as candidates for nomination individuals of high personal and professional integrity and ability who can contribute to the Board’s collective effectiveness in serving the interests of the Corporation’s shareholders.

    The Nominating and Corporate Governance Committee will consider candidates nominated by shareholders. The Nominating and Corporate Governance Committee will evaluate candidates recommended by shareholders on the same basis as it evaluates any other properly recommended nominee. Shareholders who desire to recommend a candidate for election at the next annual meeting of stockholders should submit the name of the candidate and information concerning the qualifications of the candidate by mail to the Nominating and Corporate Governance Committee at the Corporation’s address on or before December 31, 2004.

    Dr. James R. Ramsey was appointed to the Board in October 2003 for a term expiring at the 2004 Annual Meeting. Dr. Ramsey was brought to the attention of the Nominating and Corporate Governance Committee by Ms. Jean R. Hale, Vice Chairman, President and CEO of the Corporation. The Nominating and Corporate Governance Committee recommended the appointment of Dr. Ramsey as a director to the Board.

    The following persons are executive officers of Community Trust Bancorp, Inc. They are not nominated to serve as directors. Their security ownership as of the Record Date is as follows:

Name	Position	Amount and Nature of Beneficial Ownership		Percent of Class

James B. Draughn	Executive Vice President	7,213	(2)	(1)

James J. Gartner	Executive Vice President	598	(3)	(1)

Mark A. Gooch	Executive Vice President and Treasurer	52,844	(4)	(1)

William Hickman III	Executive Vice President and Secretary	12,390	(5)	(1)

Larry W. Jones	Executive Vice President	803	(6)	(1)

Tracy E. Little	Executive Vice President	0		(1)

Richard W. Newsom	Executive Vice President	11,108	(7)	(1)

Ricky D. Sparkman	Executive Vice President	4,760	(8)	(1)

Kevin J. Stumbo	Executive Vice President	4,098	(9)	(1)

Michael S. Wasson	Executive Vice President	3,125	(10)	(1)

(1)   Less than 1 percent.

(2)   Includes 1,278 shares which Mr. Draughn may acquire pursuant to options exercisable within sixty days of the Record Date and 5,935 shares held in KSOP which Mr. Draughn has the power to vote.

(3)   Includes 520 shares which Mr. Gartner may acquire pursuant to options exercisable within sixty days of the Record Date and 78 shares held in KSOP which Mr. Gartner has the power to vote.

(4)   Includes 42,050 shares which Mr. Gooch may acquire pursuant to options exercisable within sixty days of the Record Date and 10,420 shares held in KSOP which Mr. Gooch has the power to vote.

(5)   Includes 8,797 shares which Mr. Hickman may acquire pursuant to options exercisable within sixty days of the Record Date and 3,372 shares held in KSOP which Mr. Hickman has the power to vote.

(6)   Includes 402 shares which Mr. Jones may acquire pursuant to options exercisable within sixty days of the Record Date and 71 shares held in KSOP which Mr. Jones has the power to vote.

(7)   Includes 2,265 shares which Mr. Newsom may acquire pursuant to options exercisable within sixty days of the Record Date and 8,843 shares held in KSOP which Mr. Newsom has the power to vote.

(8)   Includes 1,835 shares which Mr. Sparkman may acquire pursuant to options exercisable within sixty days of the Record Date and 2,925 shares held in KSOP which Mr. Sparkman has the power to vote.

(9)   Includes 4,098 shares held in KSOP which Mr. Stumbo has the power to vote.

(10) Includes 1,592 shares which Mr. Wasson may acquire pursuant to options exercisable within sixty days of the Record Date and 1,412 shares held in KSOP which Mr. Wasson has the power to vote.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

    Directors of the Corporation, who are not also officers of the Corporation, were paid $3,750 per quarter for 2003, plus $500 for any Committee or special-called Board meeting other than those held on the same day as the regularly scheduled quarterly Board meeting. Directors who are also officers of the Corporation did not receive additional compensation for serving as a director. Fees paid to Directors of the Corporation for 2003 totaled $96,000.

    The Board of Directors has determined that the following six of the Corporation’s eight directors are “independent” as defined by applicable law and NASDAQ listing standards: Burlin Coleman, Nick A. Cooley, William A. Graham, Jr., M. Lynn Parrish, Ernest M. Rogers, and Dr. James R. Ramsey.

    Beginning in 2004, the Board will hold regular executive sessions of those members of the Board who meet current standards of independence.

    The Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics. Copies of these documents may be found on the Corporation’s website at www.ctbi.com.

    Shareholders may communicate directly with the Board of Directors by sending a written communication addressed to the Chairman of the Board of Directors at the Corporation’s address.

    The Board of Directors held five meetings during the 2003 fiscal year, including the annual organizational meeting. Each director attended at least 75% of the aggregate number of Board meetings and meetings of Board committees on which such director served in 2003, except Mr. Rogers who attended 72% of the meetings. It is the Board’s policy that directors should attend each annual meeting of shareholders subject to a substantial personal or business conflict. All of the Corporation’s directors attended the 2003 annual meeting of shareholders. The Board has the following committees: Audit and Asset Quality, Compensation, Executive, Nominating and Corporate Governance, and Risk and Compliance.

    The Board of Directors has adopted a written charter for the Audit and Asset Quality Committee (the "Audit Committee"), which is included herein as Exhibit 99.1 and may be found on the Corporation's website at www.ctbi.com. The Audit Committee consists of Ernest M. Rogers, William A. Graham, Jr., Nick Cooley, M. Lynn Parrish, and Dr. James R. Ramsey, all of whom meet the independence standards of Rule 4200(a)(15) and the audit committee qualifications of Rule 4350(d)(2) of the NASD listing standards. The Board has determined that Dr. James R. Ramsey is an audit committee financial expert for the Corporation and is independent as described above. The Audit Committee met eleven times during 2003. The Audit Committee monitors the integrity of the Corporation’s financial statements, the independent auditors’ qualifications and independence, the performance of the Corporation’s internal audit function, the Corporation’s system of internal controls, the Corporation’s financial reporting and system of disclosure controls, and compliance with the Corporate Governance Guidelines and Code of Business Conduct and Ethics. The Audit Committee has established procedures for the confidential, anonymous submission of concerns about accounting matters, internal controls, and auditing matters.

    The Compensation Committee consists of Ernest M. Rogers, Burlin Coleman, and Nick Cooley, all of whom meet the applicable independence standards. The Board has adopted a Compensation Committee Charter which may be found on the Corporation's website at www.ctbi.com. The Compensation Committee: (i) oversees and recommends to the Board executive officer compensation; and (ii) evaluates and approves benefit and incentive compensation policies and programs for the Corporation. This committee met one time during 2003.

    The Nominating and Corporate Governance Committee consists of Burlin Coleman, Ernest M. Rogers, and M. Lynn Parrish, all of whom meet the applicable independence standards. The Board has adopted a written charter for the Nominating and Corporate Governance Committee which can also be found on the Corporation's website at www.ctbi.com. The Nominating and Corporate Governance Committee: (i) evaluates and recommends nominee directors for election to the Board; and (ii) develops and recommends to the Board policies and guidelines relating to corporate governance and the identification and nomination of directors and committee members. This committee met one time during 2003.

REPORT OF THE AUDIT AND ASSET QUALITY COMMITTEE

    The Audit and Asset Quality Committee oversees the Corporation's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

    All directors who serve on the Committee are "independent" for purposes of the NASD listing standards. The Board of Directors has determined that none of the Committee members has a relationship to the Corporation that may interfere with his independence from the Corporation and its management.

    The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Corporation's accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States of America. Additionally, the Committee's review included discussion with the Corporation's independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 ("SAS 61") (Communication with Audit Committees). SAS 61 requires the Corporation's independent auditors to provide the Committee with additional information regarding the scope and results of their audit of the Corporation's financial statements, including with respect to (i) their responsibility under audit standards generally accepted in the United States of America, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

    The Committee received from Deloitte & Touche LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Deloitte & Touche LLP and the Corporation that, in their professional judgment, may reasonably be thought to bear on independence. Deloitte & Touche has discussed its independence with the Committee and has confirmed in such letter that, in its professional judgment, it is independent of the Corporation within the meaning of the federal securities laws.

    The Committee discussed with the Corporation's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation's internal controls, and the overall quality of the Corporation's financial reporting. The Committee held eleven meetings during fiscal year 2003.

    In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission. The Committee has also recommended, subject to shareholder ratification, the selection of Deloitte & Touche LLP as the Corporation’s independent auditors.

Ernest M. Rogers, Chairman
William A. Graham, Jr., Member
Nick Cooley, Member
M. Lynn Parrish, Member
Dr. James R. Ramsey, Member

March 26, 2004

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

    In the ordinary course of business, the Corporation, through its wholly-owned commercial bank subsidiary, Community Trust Bank, Inc. (the "Bank"), has had in the past and expects to have in the future banking transactions, including lending to its directors, officers, principal shareholders, and their associates. When these banking transactions are credit transactions, they are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. In the opinion of the Corporation's Board of Directors, such transactions do not involve more than the normal risk of collectability or present any other unfavorable features.

    Mr. Charles Baird, a director of the Corporation, is a shareholder in Baird and Baird, P.S.C., a law firm that provided services to the Corporation and its subsidiaries during 2003 and will be retained by the Corporation and its subsidiaries during the current fiscal year 2004. Approximately $744,000 in legal fees and $205,300 in expenses paid on behalf of the Corporation, $949,300 in total, were paid to Baird and Baird, P.S.C. during 2003.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 (the "Act") requires the Corporation's executive officers and directors and persons who own more than ten percent (10%) of the Common Stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"), as well as to furnish the Corporation with a copy of such report. Additionally, SEC regulations require the Corporation to identify in its Proxy Statement those individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year. Based upon a review of Forms 3, 4, and 5 furnished to the Corporation, the Corporation believes that there was one late filing during 2003. Due to an administrative error at the Corporation, one Form 4, "Statement of Changes in Beneficial Ownership of Securities," was inadvertently filed two days past the due date with regard to one transaction on behalf of Mr. Kevin J. Stumbo, Executive Vice President of the Corporation.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
CHANGE-IN-CONTROL ARRANGEMENTS

    As of December 31, 2003, the Corporation had executed certain termination of employment and change-in-control agreements ("Severance Agreements") with Jean R. Hale, Mark Gooch, William Hickman III, Michael S. Wasson, James B. Draughn, Kevin J. Stumbo, Richard Newsom, Ricky Sparkman, James J. Gartner, and Larry W. Jones. Ms. Hale's Severance Agreement was executed on January 23, 1999, Mr. Gooch's was executed on January 1, 2000, Mr. Hickman's was executed on December 12, 2000, Mr. Wasson's was executed on October 24, 2000, Mr. Draughn's was executed on July 24, 2001, Messrs. Stumbo, Newsom, and Sparkman’s were executed on April 23, 2002, and Messrs. Gartner and Jones’ were executed on January 28, 2003. The Severance Agreements are effective for a term equal to the longer of three years or the covered period should a change-in-control of the Corporation occur during such three-year period. These agreements are automatically renewable, and the covered period during which the terms and conditions of the Severance Agreements are effective is the period of time following a change-in-control equal to (i) two years following the occurrence of the change-in-control in the event of an involuntary termination or a voluntary termination following a change in duties, or (ii) the thirteenth month following the change-in-control in the event of a voluntary termination not preceded by a change in duties.

    The Severance Agreements require the payment to the applicable named executive officer of a severance amount in the event of an involuntary or voluntary termination of employment after a change-in-control of the Corporation during the covered period. The severance amount payable under the Severance Agreement is equal to (i) 2.99 times the named executive officer's base annual salary in the event of involuntary termination, or 2.99 times the named executive officer's base annual salary in the event of a voluntary termination of employment preceded by a change in duties subsequent to a change-in-control of the Corporation, or (ii) 2.00 times the named executive officer's annual base salary in the event of a voluntary termination of employment not preceded by a change in duties subsequent to a change-in-control of the Corporation.

    A change-in-control has occurred, for purposes of the Severance Agreements, when (i) any person, including a group under Section 13(d)(3) of the Securities Exchange Act of 1934, is or becomes the owner of 30% or more of the combined voting power of the Corporation’s outstanding securities; (ii) as a result of, or in connection with, any tender offer, exchange offer, merger or other combination, sale of assets or contested election, the persons who were directors of the Corporation before such transaction(s) shall cease to constitute a majority of the Board of Directors of the Corporation or successor of the Corporation; (iii) a tender or exchange offer is made and consummated for the ownership of 30% or more of the combined voting power of the Corporation's outstanding voting securities; or (iv) the Corporation transfers substantially all of its assets to another corporation that is not a wholly-owned subsidiary of the Corporation.

EXECUTIVE COMPENSATION

    The following table sets forth the total annual compensation paid or accrued by the Corporation to or for the account of the Chief Executive Officer and each of the other four most highly compensated executive officers of the Corporation for the fiscal year ended December 31, 2003.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Options (2) (#)	All Other Compensation (3) ($)

Jean R. Hale (4)	2003	275,000	0	11,264	17,341
Vice Chairman, President and	2002	260,537	26,000	12,100	15,246
Chief Executive Officer	2001	240,364	0	12,100	14,256

Mark A. Gooch	2003	209,218	0	8,448	15,134
Executive Vice President	2002	194,377	19,500	9,075	13,254
and Treasurer	2001	179,430	0	12,100	12,403

William Hickman III	2003	183,368	0	7,364	13,181
Executive Vice President	2002	170,261	17,000	9,075	9,295
and Secretary	2001	157,231	0	12,100	7,023

Larry W. Jones (5)	2003	165,668	0	1,609	3,015
Executive Vice President	2002	37,668	23,759	24,200	28,956

Michael S. Wasson	2003	153,917	0	6,367	9,950
Executive Vice President	2002	146,882	14,700	6,050	11,343
	2001	135,592	0	0	5,400

(1)   Bonuses are paid under the Senior Management Incentive Compensation Plan, which is open to all executive officers, market presidents, and consolidated division heads and certain senior vice presidents of consolidated functions who are selected for participation by the Compensation Committee. Individuals below senior vice president level may be recommended and approved by the Compensation Committee for special awards of options for extraordinary performance. Bonuses for executive officers are earned based on the Corporation reaching certain earnings per share and return on assets goals. (See report of the Compensation Committee.)

(2)   The options were granted under the 1998 Stock Option Plan (the "Option Plan"). The Option Plan permits the grant of options to employees of the Corporation and its subsidiaries whose efforts contribute, or may be expected to contribute materially, to the successful performance of the Corporation. Options granted in 2002 and 2001 have been restated to reflect the 10 percent common stock dividend paid on December 15, 2003.

(3)   Amounts in this column include contributions made by the Corporation under the Savings and Employee Stock Ownership Plan (the "KSOP Plan") and relocation expenses. For 2003 and 2001, all amounts listed are KSOP Plan contributions. For 2002, all amounts are KSOP Plan contributions, except the amount shown for Mr. Jones which consists solely of relocation expenses. Participation in the KSOP Plan is available to any employee of the Corporation or its subsidiaries who has been employed for one year, completed 1,000 hours of service, and attained the age of 21 ("Participant"). Through December 31, 2003, participants could contribute 1% to 15% of their annual salary to the 401K portion of the Plan and the Corporation would contribute 50% of the Participant’s first 8% of contributions. The Corporation also contributes a base percentage of each Participant's salary as determined annually by the Board of Directors to the ESOP portion of the Plan. For 2003, 2002, and 2001, the Corporation made a base contribution of 4% of each Participant’s annual salary to the ESOP portion of the Plan.

(4)    On April 24, 2001, Ms. Hale became Vice Chairman of the Board of Directors of the Corporation.

(5)   Mr. Jones joined the Corporation on September 24, 2002 as Executive Vice President/Northeast Region President of Community Trust Bank, Inc. Prior to that time, Mr. Jones was employed by AmSouth Bancorp, a $35 billion financial services corporation, as District/City President for three years prior to joining the Corporation. Mr. Jones was employed by First American National Bank as Division Manager for north Mississippi for one year prior to its merger with AmSouth in 1999. For the thirty years prior, Mr. Jones was employed by Deposit Guaranty National Bank, formerly Security State Bank, prior to its merger with First American National Bank most recently as President/Community Bank.

    The following table sets forth the information regarding options granted to the named executive officers in 2003.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)

	Number of	Percent of Total
	Securities	Options/SARs	Exercise
	Underlying	Granted to	or Base
	Options/SARs	Employees	Price	Expiration
Name	Granted (1) (#)	in Fiscal Year	($/SH)	Date	5% ($)	10% ($)

Jean R. Hale	11,264	9.78%	23.082	1/17/13	163,537	414,433

Mark A. Gooch	8,448	7.33%	23.082	1/17/13	122,653	310,825

William Hickman III	7,364	6.39%	23.082	1/17/13	106,915	270,942

Larry W. Jones	1,609	1.40%	23.082	1/17/13	23,360	59,199

Michael S. Wasson	6,367	5.53%	23.082	1/17/13	92,440	234,259

(1)   Options granted under the senior management incentive portion of the 1998 Option Plan become exercisable in equal 25% installments beginning one year after the date of the grant and become fully exercisable upon a change in control of the Corporation. Options granted under the management retention portion of the 1998 Option Plan become exercisable after five years and become fully exercisable upon a change in control of the Corporation. Options expire if not exercised ten years after the date of the grant.

(2)   These amounts, based on assumed appreciation rates of 5% and 10%, rates prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the common stock price. Moreover, these values do not take into consideration the provisions of the options providing for nontransferability, vesting over a period of years or termination of the options following termination of employment. The amounts shown are pre-tax and assume the options will be held throughout the entire ten-year term. Actual gains, if any, are dependent upon the future performance of the common stock, as well as the continued employment of the option holder through the vesting periods.

    The following table sets forth information concerning options exercised by the named executive officers during 2003 and the number and value of unexercised options held by the named executive officers of the Corporation at December 31, 2003.  No SARs were held by the named executive officers at December 31, 2003.

AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTIONS/SAR VALUES

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End ($) (1)

Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Jean R. Hale	2,416	25,130	49,785	64,789	826,620	827,243
	2,363	22,804
	2,488	41,566
	3,479	64,878
	5,409	89,324

Mark A. Gooch	4,141	53,290	38,006	44,865	568,406	582,419

William Hickman III	0	-	5,217	56,898	81,607	526,236

Larry W. Jones	0	-	0	25,809	-	210,089

Michael S. Wasson	0	-	0	36,618	-	547,622

(1)   Based on the closing price of the common stock at December 31, 2003.

REPORT OF THE COMPENSATION COMMITTEE

    The principal duties of the Compensation Committee are to review the compensation of executive officers of the Corporation and make recommendations to the Board for approval. Compensation for executive officers consists of base salary, bonus, and stock options under the Option Plan.

    The total compensation package, including base salaries, is set at levels the Compensation Committee believes are sufficient to attract and retain qualified executives. It is the goal of the Compensation Committee to retain quality executives, which will mutually benefit the executive and the Corporation. The Compensation Committee believes its total compensation package is in line with compensation packages offered by other companies within the Corporation's peer group of bank holding companies with total consolidated assets of one to three billion dollars. This peer group is not the peer group used to construct the performance graph contained in this proxy statement.

    Bonuses to executive officers are computed under the senior management incentive plan, which is open to all senior executives. The bonuses for the executive officers are based on earnings per share and return on assets of the Corporation.

    The number of stock options granted is also determined under the terms of the senior management incentive plan and issued under the Option Plan. The number of stock options granted to each executive officer is based on earnings per share and return on assets of the Corporation. Upon approval by the Compensation Committee, stock options may also be issued to senior executives for management retention purposes.

    The salary of Jean R. Hale, the Chief Executive Officer, was not tied to stock performance in 2003. The Compensation Committee believes the compensation of the Chief Executive Officer is in line with the chief executive officer compensation of other companies in the peer group of bank holding companies with total consolidated assets of one to three billion dollars. Ms. Hale's bonus and number of stock options were determined based on the criteria applicable to all other executive officers as described above.

    OBRA Deductibility Limitation. The Omnibus Budget Reconciliation Act of 1994 ("OBRA") prohibits the tax deduction by public companies of compensation of certain executive officers in excess of $1 million, unless certain criteria are met. The Corporation has determined not to take any action at this time with respect to its compensation plans to seek to meet these criteria.

    During 2003, there were no interlocking relationships between any executive officers of the Corporation and any entity whose directors or executive officers serve on the Board of Directors' Compensation Committee.

Ernest M. Rogers, Chairman
Burlin Coleman, Member
Nick Cooley, Member

March 26, 2004

COMMON STOCK PERFORMANCE

    The following graph shows the cumulative return experienced by the Corporation's shareholders during the last five years compared to the NASDAQ Stock Market's National Market and the NASDAQ Bank Stock Index. The graph assumes the investment of $100 on December 31, 1998 in the Corporation's common stock and in each index and the reinvestment of all dividends paid during the five-year period.

Comparison of 5 Year Cumulative Total Return
among Community Trust Bancorp, Inc., NASDAQ Stock Market (U.S.),
and NASDAQ Bank Stocks

Fiscal Year Ending December 31 ($)
	1998	1999	2000	2001	2002	2003

Community Trust Bancorp, Inc.	100.00	97.32	83.59	138.08	165.79	224.97

NASDAQ Stock Market (U.S.)	100.00	185.43	111.83	88.76	61.37	91.75

NASDAQ Bank Stocks	100.00	96.15	109.84	118.92	121.74	156.62

INDEPENDENT AUDITORS

    Upon recommendation by the Audit Committee and the Board of Directors, on April 29, 2003, the shareholders of Community Trust Bancorp, Inc. ratified the selection of Deloitte & Touche LLP ("Deloitte & Touche") to serve as independent certified public accountants for 2003.

    Aggregate fees billed to the Corporation for the fiscal year ending December 31, 2003 by the Corporation's principal accounting firm, Deloitte & Touche LLP:

	2002	2003

Audit fees	$184,803	$184,475
Audit related fees	41,700	42,750

Subtotal	226,503	227,225
Tax fees	36,730	16,775
All other fees	19,200	0

Total	$282,433	$244,000

Audit related fees included payments for audits of the Community Trust Bancorp, Inc. Voluntary Employees' Beneficiary Plan and Trust ("VEBA") and the Community Trust Bancorp, Inc. Savings and Employee Stock Ownership Plan ("KSOP") and out-of-pocket expenses related to the audit of the consolidated financial statements. Tax fees include payments for preparation of the federal and state corporate income tax returns. All other fees include payments for professional services related to the preparation of a Form S-3 filed with the Securities and Exchange Commission, preparation of Forms 5500 and 990 filed with the Internal Revenue Service related to the VEBA and KSOP, and professional services related to the interpretation of Statement of Financial Accounting Standards No. 72, Accounting for Certain Acquisitions of Bank or Thrift Institutions. The Audit Committee pre-approves all services and charges, and the Audit Committee has considered whether the provision of the services is compatible with maintaining the principal accountant's independence.

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

    The Audit and Asset Quality Committee of the Board of Directors will request shareholders to ratify its selection of Deloitte & Touche to examine the consolidated financial statements of the Corporation for the fiscal year ending December 31, 2004. Deloitte & Touche has audited the Corporation's financial statements since 2000. Deloitte & Touche is not expected to have a representative present at the meeting.

SHAREHOLDER PROPOSALS

    It is currently contemplated that the Corporation's 2005 Annual Meeting of Shareholders will be held on or about April 26, 2005. In the event that a shareholder desires to have a proposal considered for presentation at the Corporation's 2005 Annual Meeting of Shareholders and inclusion in the Proxy Statement for such meeting, the proposal must be forwarded in writing to the Secretary of the Corporation so that it is received no later than December 1, 2004. Any such proposal must comply with the requirements of Rule 14(a)-8 promulgated under the Act. If a shareholder intends to present a proposal at the 2004 Annual Meeting of Shareholders, but has not sought the inclusion of such proposal in the Corporation's proxy, notice of meeting, and proxy statement, such proposal must be received by the Secretary of the Corporation prior to February 10, 2005 or the Corporation’s management proxies for the 2004 Annual Meeting will be entitled to use their discretionary voting authority should such proposal then be raised, without any discussion of the matter in the Corporation’s proxy, notice of meeting or proxy statement.

MISCELLANEOUS

    The Board of Directors of the Corporation knows of no other business to be presented to the Annual Meeting. If other matters should properly come before the Annual Meeting or any adjournment thereof, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the proxy. The Board of Directors urges each shareholder who does not intend to be present and to vote at the Annual Meeting to complete, sign, and return the enclosed proxy as promptly as possible.

By Order of the Board of Directors

/s/ Burlin Coleman	/s/ Jean R. Hale

Burlin Coleman Chairman	Jean R. Hale Vice Chairman, President and CEO

Pikeville, Kentucky
March 26, 2004